SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 18, 2008

MEDAREX, INC.

(Exact name of registrant as specified in its charter)

New Jersey (State of other jurisdiction of incorporation)	0-19312 (Commission File Number)	22-2822175 (IRS Employer Identification No.)

707 State Road, Princeton, N.J. 08540-1437

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (609) 430-2880

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

Medarex, Inc. (the “Company”) has previously disclosed in its periodic filings with the Securities and Exchange Commission (the “SEC”) stockholders’ derivative actions in connection with the Company’s historical stock option granting practices against a number of the Company’s current and former officers and directors and the Company as a nominal defendant. The actions were filed in the United States District Court for the District of New Jersey (the “Federal Court”), consolidated and re-styled as In Re Medarex, Inc. Derivative Litigation, No. 3:06-cv-05523-FLW-TJB, and in the Superior Court of New Jersey, Chancery Division, Mercer County (the “State Court”), consolidated and then dismissed and re-filed as Blevins, et al v. Appelbaum, et al, Case No. MER-C-26-08, (both such actions are referred to collectively as the “Derivative Actions”).

As disclosed in the Company’s Current Report on From 8-K filed with the SEC on October 2, 2008, (i) on August 29, 2008, the parties to the Derivative Actions jointly filed a motion in the State Court for approval of a definitive agreement to settle the Derivative Actions (the “Derivative Settlement”) and (ii) on September 26, 2008, the State Court issued an order granting preliminary approval of the Derivative Settlement.

On November 18, 2008, the Honorable Maria Sypek of the State Court approved the Derivative Settlement as fair, reasonable and adequate to the Company and its shareholders.  A Stipulation and Proposed Order of Voluntary Dismissal with Prejudice (the “Stipulation”) was filed with the Federal Court on December 1, 2008 and has since become effective.  In addition, the State Court approved a $2 million award to plaintiffs’ counsel for legal fees and expenses, which has been paid by the Company’s insurer.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.
Registrant

Date: December 12, 2008	By:	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer

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